Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-292488

Prospectus Supplement No. 3

(To Prospectus dated July 16, 2026)

AMC ROBOTICS CORPORATION

800,000 SHARES OF COMMON STOCK AND 5,576,301 SHARES OF COMMON STOCK UNDERLYING WARRANTS

2,224,027 SHARES OF COMMON STOCK HELD BY FORMER AFFILIATES

16,000,000 SHARES OF COMMON STOCK HELD BY CURRENT AFFILIATES

This Prospectus Supplement No. 3 amends and supplements the Prospectus dated July 16, 2026 relating to the offer and sale from time to time of up to 24,600,328 shares of common stock, par value $0.0001 per share (the “Common Stock”), of AMC Robotics Corporation, a Delaware corporation (the “Company,” “AMC Robotics,” “AMC,” “we,” “us,” “our” or other similar phrases), by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, as follows: (A) 800,000 shares of Common Stock issued by the Company in the PIPE Financing (as defined below) to the PIPE Investors (as defined below) and 5,576,301 shares of Common Stock issuable upon exercise of outstanding warrants issued to the PIPE Investors in the PIPE Financing (collectively, the “PIPE Shares”), (B) 2,168,194 Founder Shares (as defined below) originally issued at a price of approximately $0.014 per share prior to the initial public offering of AlphaVest Acquisition Corp (“AlphaVest”), with which the Company consummated a business combination (the “Business Combination”), and 55,833 shares issued to certain of the Selling Securityholders at $10.00 per share upon conversion of loans made by such holders to AlphaVest prior to the Business Combination (collectively, the “AlphaVest Affiliate Shares”) and (C) 16,000,000 shares held by current affiliates of the Company, which shares were acquired in connection with the Business Combination (the “AMC Affiliate Shares”).

We will not receive any proceeds from the sale or issuance of shares of our Common Stock except with respect to amounts received by us upon exercise of the warrants issued in the PIPE Financing to the extent such warrants are exercised for cash. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the per share exercise price of such warrants, we believe the warrant holders will be less likely to exercise their warrants.

The securities are being registered to permit the Selling Securityholders to sell the securities from time to time in the public market at prices determined by the prevailing market prices or in privately negotiated transactions. Information regarding the Selling Securityholders, the amounts of securities that may be sold by them and the times and manner in which they may offer and sell the securities under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in the Prospectus. We do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

Our Common Stock is traded on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “AMCI”. On September 17, 2026, the last reported sale price of our Common Stock on Nasdaq was $3.35 per share.

This Prospectus Supplement No. 3 is being filed to include the information set forth in the Current Report on Form 8-K filed on September 18, 2026, which is set forth below. This Prospectus Supplement No. 3 should be read in conjunction with the Prospectus dated July 16, 2026, as supplemented, which is to be delivered with this prospectus supplement. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves significant risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is September 18, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2026

AMC ROBOTICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41574	41-3041844
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street, Suite 1805

New York, New York 10017

(Address of Principal Executive Offices) (Zip Code)

(734) 709-5127

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AMCI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Standby Equity Purchase Agreement

On September 17, 2026, AMC Robotics Corporation, a Delaware corporation (the “Company”), entered into a Standby Equity Purchase Agreement (the “SEPA”) with Ayame Asset Holdings LLC, a Delaware limited liability company (the “Investor”). Pursuant to the SEPA, the Company has the right, but not the obligation, subject to the satisfaction of the conditions set forth therein, to issue and sell to the Investor, and the Investor has committed to purchase from the Company, from time to time during the term of the SEPA, newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate gross purchase price of up to $50.0 million (the “Commitment Amount”).

The Company may, in its sole discretion and subject to the terms of the SEPA, require the Investor to purchase shares of Common Stock by delivering advance notices. Each advance may be for up to the lower of (i) 100% of the average daily trading volume of the Common Stock during the five trading days immediately preceding the applicable advance notice and (ii) 100,000 shares of Common Stock, unless the parties otherwise agree in writing. For each Company-initiated advance, the Company may select one of two pricing alternatives: (i) 96% of the lowest daily volume-weighted average price (“VWAP”) of the Common Stock during a three-trading-day pricing period commencing no later than the trading day immediately following delivery of the advance notice, or (ii) the lower of (a) 97% of the lowest VWAP during the five consecutive trading days immediately preceding delivery of the advance notice and (b) the lowest traded price during the applicable intraday pricing period.

The Company’s right to deliver an advance notice is subject to the satisfaction or waiver by the Investor of certain conditions precedent set forth in the SEPA, including, among other things, the effectiveness of a registration statement permitting the Investor to resell the applicable shares, the accuracy in all material respects of the Company’s representations and warranties, the Company’s material compliance with its covenants and agreements under the SEPA, the availability and authorization of sufficient shares of Common Stock, and the absence of specified adverse legal, market and trading events.

While any amount remains outstanding under a Promissory Note (as defined below), the Company is precluded from delivering advance notices to the Investor, except under certain conditions set forth in the SEPA. Additionally, while any amount remains outstanding under a Promissory Note, the Investor may, in its sole discretion, deliver a notice requiring the Company to issue and sell Common Stock to the Investor in an amount up to, but not exceeding, the outstanding balance of the Promissory Notes. The purchase price for shares issued pursuant to any such Investor notice will equal the lower of (i) $4.017 per share, subject to adjustment as provided in the applicable Promissory Note (the “Fixed Price”), and (ii) 92% of the lowest daily VWAP during the five consecutive trading days immediately preceding the applicable Investor notice (the “Variable Price”), subject to the contractual floor price described in the SEPA and the Promissory Notes. The purchase price for shares issued pursuant to an Investor notice will be paid by offsetting an equal amount outstanding under the Promissory Notes (first toward accrued and unpaid interest thereunder, if any, and then toward the principal).

The “Floor Price” applicable to the Variable Price will initially equal the lower of (i) $1.00 per share and (ii) 20% of the VWAP of the Common Stock immediately prior to the effectiveness of the initial registration statement. For purposes of estimating the maximum number of shares issuable under the transaction documents, assuming a Floor Price of $0.25 per share, up to 200,450,000 shares of Common Stock may be issued in the aggregate, consisting of up to 200,000,000 shares under the $50.0 million Commitment Amount and the 450,000 Commitment Shares (as defined below). The Floor Price is subject to downward adjustment following the second pre-paid advance closing and may be further reduced by the Company by irrevocable written notice to the holder, in which case the actual number of shares issuable could be greater.

The Investor will not be required to purchase shares, and will not purchase shares, to the extent such purchase would cause the Investor and its affiliates to beneficially own more than 4.99% of the Company’s outstanding voting power or number of shares of Common Stock. The Investor may, in its sole discretion, waive this limitation or increase it to up to 9.99% upon not less than 65 days’ prior notice to the Company. In addition, unless stockholder approval is obtained, the Company may not issue shares under the SEPA in excess of 19.99% of the shares of Common Stock outstanding as of the effective date of the SEPA, reduced on a share-for-share basis by shares issued or issuable in transactions required to be aggregated with the SEPA under the rules of The Nasdaq Stock Market LLC (the “Exchange Cap”). The Company has agreed to seek stockholder approval for issuances in excess of the Exchange Cap to the extent required by Nasdaq rules.

The issuance and sale of a substantial number of shares of Common Stock under the SEPA, or the perception that such issuances and sales may occur, could cause the market price of the Common Stock to decline or become more volatile.

As previously reported, on August 17, 2026, the Company entered into agreements (“Inducement Agreements”) with two holders of certain existing warrants to purchase shares of Common Stock. Pursuant to the Inducement Agreements, the Company was restricted from entering into any agreement to issue shares of Common Stock during certain periods of time, which would have prohibited the Company from entering into the SEPA and related documents. Accordingly, to allow the Company to enter into the SEPA and related documents, the Company obtained a waiver from the holders with respect to the foregoing restrictions contained in the Inducement Agreements.

Unless earlier terminated in accordance with its terms, the SEPA will terminate on the earliest of (i) the first day of the month following the 24-month anniversary of its effective date, subject to extension while a Promissory Note remains outstanding, and (ii) the date on which the Investor has purchased shares equal to the Commitment Amount. Subject to specified conditions, the Company may terminate the SEPA upon five trading days’ prior notice, and the parties may terminate it at any time by mutual written consent.

Pre-Paid Advances and Convertible Promissory Notes

The SEPA provides for two pre-paid advances to the Company in an aggregate principal amount of up to $3.88 million, evidenced by convertible promissory notes in substantially the same form (each, a “Promissory Note” and collectively, the “Promissory Notes”). The first pre-paid advance, in a principal amount of $2.22 million, was funded on September 17, 2026. The second pre-paid advance, in a principal amount of $1.66 million, is to be funded following the later of (i) the effectiveness of the initial registration statement described below and (ii) the Company’s receipt of stockholder approval to issue shares in excess of the Exchange Cap, subject to satisfaction or waiver of the applicable closing conditions. Each pre-paid advance will be funded net of a 10% original issue discount; accordingly, the aggregate cash purchase price for the Promissory Notes, before fees and expenses, will be approximately $3.492 million if both pre-paid advances are funded.

The Promissory Notes will mature on September 17, 2027, subject to extension at the option of the holder, and will bear interest at a rate of 0% per annum, which rate will increase to 18% per annum upon the occurrence and during the continuance of an event of default (as set forth in the Promissory Notes). Each holder may convert all or any portion of the outstanding balance of its Promissory Note into Common Stock at a conversion price equal to the lower of the Fixed Price and the Variable Price, subject to the applicable floor price, beneficial ownership limitation and Exchange Cap. The Fixed Price is subject to a downward reset on the twentieth trading day after issuance of the Promissory Note issued in connection with the first pre-paid advance based on the average VWAP for the three immediately preceding trading days, as well as customary adjustments and anti-dilution protection. The Variable Price floor is subject to downward adjustment following the second pre-paid advance closing, and the Company may further reduce the floor price by irrevocable written notice to the holder.

Upon the occurrence of specified amortization events, the Company will be required to make monthly payments of principal in an aggregate amount of $1.25 million among the Promissory Notes (or the remaining outstanding principal, if less), together with a 5% payment premium and any accrued and unpaid interest, subject to the terms of the Promissory Notes. The Company may voluntarily prepay a Promissory Note when the VWAP of the Common Stock is below the Fixed Price upon 10 trading days’ prior notice and payment of a 6% prepayment premium, during which notice period the holder may elect to convert all or any portion of the Promissory Note. The Promissory Notes contain customary events of default and related remedies.

Commitment Shares and Registration Rights Agreement

As consideration for the Investor’s commitment under the SEPA, the Company issued 450,000 shares of Common Stock to the Investor on September 17, 2026 (the “Commitment Shares”). The Company also has paid a $40,000 structuring fee in connection with the transaction.

Concurrently with the execution of the SEPA, the Company and the Investor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file an initial registration statement covering the resale by the Investor of the registrable securities (as defined therein) issued or issuable under the SEPA and the Promissory Notes no later than the 21st calendar day following the date of the Registration Rights Agreement. The Company is required to use its best efforts to cause the registration statement to be declared effective no later than the 60th calendar day following its initial filing, subject to acceleration if the Securities and Exchange Commission notifies the Company that the registration statement will not be reviewed or is no longer subject to further review and comments.

The SEPA, the Registration Rights Agreement and the Promissory Notes contain customary representations, warranties, conditions and covenants of the parties. The actual amount of proceeds that the Company may receive under the SEPA cannot be determined at this time and will depend on, among other factors, the extent to which the Company elects to sell shares under the SEPA, market conditions, the satisfaction of the applicable conditions and the number and price of shares sold. There can be no assurance that the Company will receive the full Commitment Amount.

The foregoing descriptions of the transaction documents do not purport to be complete and are qualified in their entirety by reference to the full text of the transaction documents, which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

On September 18, 2026, the Company issued a press release announcing its entry into the SEPA and the other transactions described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Pre-Paid Advances and Convertible Promissory Notes” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information regarding unregistered sales of securities set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Investor represented to the Company that it is an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Commitment Shares, the Promissory Notes and the shares of Common Stock issued or issuable pursuant to the SEPA or upon conversion of the Promissory Notes are being offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. Such securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Standby Equity Purchase Agreement, dated September 17, 2026, by and between AMC Robotics Corporation and Ayame Asset Holdings LLC.
10.2	Registration Rights Agreement, dated September 17, 2026, by and between AMC Robotics Corporation and Ayame Asset Holdings LLC.
10.3	Form of Convertible Promissory Note.
99.1	Press Release, dated September 18, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2026	AMC ROBOTICS CORPORATION

	By:	/s/ Min Ma
	Name:	Min Ma
	Title:	VP, Finance

Exhibit 10.1

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of September 17, 2026 is made by and between Ayame Asset Holdings LLC, a Delaware limited liability company (the “Investor”), and AMC Robotics Corp., a company incorporated under the laws of the state of Delaware (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $50 million (the “Commitment Amount”) in aggregate gross purchase price of newly issued fully paid shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Shares”);

WHEREAS, the Common Shares are listed for trading on the Nasdaq Stock Market under the symbol “AMCI”;

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder; and

WHEREAS, the Parties are concurrently entering into a Registration Rights Agreement in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register the resale of the Registrable Securities (as defined in the Registration Rights Agreement), upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, the Parties hereto agree as follows:

Article I. Certain Definitions

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I hereto, and hereby made a part hereof, or as otherwise set forth in this Agreement.

Article II. Pre-Paid Advances

Section 2.01 Pre-Paid Advances. Subject to the satisfaction of the conditions set forth in Annex II attached hereto, the Investor shall advance to the Company, in two closings, up to the aggregate principal amount of $3,880,000 (the “Pre-Paid Advance”), which shall be evidenced by convertible promissory notes in the form attached hereto as Exhibit B (the “Promissory Note”). The first Pre-Paid Advance shall be in a principal amount of $2,220,000 and advanced on the Effective Date (the “First Pre-Advance Closing”), and the second Pre-Paid Advance shall be in a principal amount of $1,660,000 and advanced on the later of: (i) the first Trading Day after the effectiveness of the initial Registration Statement and (ii) the Company’s receipt of stockholder approval to issue shares in excess of the Exchange Cap (the “Second Pre-Advance Closing”) (individually referred to as a “Pre-Advance Closing” and collectively referred to as the “Pre-Advance Closings”).

Section 2.02 Pre-Advance Closing. Each Pre-Advance Closing shall occur remotely by conference call and electronic delivery of documentation. The First Pre-Advance Closing shall take place at 10:00 a.m., New York time, on the Effective Date, provided that applicable conditions set forth on Annex II have been satisfied (or such other date and time as is mutually agreed to by the Company and the Investor). The Second Pre-Advance Closing shall take place at 10:00 a.m., New York time, on the second Trading Day after the later of (i) the effectiveness of the initial Registration Statement and (ii) the Company’s receipt of stockholder approval to issue shares in excess of the Exchange Cap, provided that the conditions set forth on Annex II have been satisfied (or such other date and time as is mutually agreed to by the Company and the Investor). At each Pre-Advance Closing, the Investor shall advance to the Company the principal amount of the Pre-Paid Advance, less a discount in the amount equal to 10% of the principal amount of the Pre-Paid Advance netted from the purchase price due and structured as an original issue discount (the “Original Issue Discount”), in immediately available funds to an account designated by the Company in writing, and the Company shall deliver the Promissory Note with a principal amount equal to the full amount of the Pre-Paid Advance, duly executed on behalf of the Company. The Company acknowledges and agrees that the Original Issue Discount (i) shall not be funded but shall be deemed to be fully earned on at each Pre-Advance Closing, and (ii) shall not reduce the principal amount of each Promissory Note. For the avoidance of doubt, to the extent the Investor converts outstanding amounts under the Promissory Note into shares of Common Stock of the Company, the principal balance of such Promissory Note shall be reduced automatically by an equivalent amount.

Article III. Advances

Section 3.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, (i) the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall subscribe for and purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices (provided that (x) no balance is outstanding under a Promissory Note, or (y) if there is a balance outstanding under a Promissory Note, an Amortization Event (as defined in the Promissory Note) has occurred in accordance with Section 3.01(a)(iii) hereof), and (ii) the Investor, at its sole discretion shall have the right, but not the obligation, provided that there is a balance outstanding under the Promissory Note, by the delivery to the Company of Investor Notices, cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of Shares to the Investor pursuant to an Advance, on the following terms:

a)	Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Common Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Annex III, and in accordance with the following provisions:

i.	The Company shall, in its sole discretion, select the number of Advance Shares it desires to issue and sell to the Investor in each Advance Notice, the time it desires to deliver each Advance Notice, and the Pricing Period to be used.

ii.	There shall be no non-usages fee for not utilizing the Commitment Amount or any part thereof.

iii.	For so long as any amount remains outstanding under a Promissory Note, without the prior written consent of the Investor, (A) the Company may only (other than with respect to a deemed Advance Notice pursuant to an Investor Notice in accordance with Section 3.01(b) hereof) submit an Advance Notice if an Amortization Event has occurred or the obligation of the Company to make monthly prepayments under the Promissory Note has not ceased, and (B) the Investor shall pay the aggregate purchase price owed to the Company from such Advances (“Advance Proceeds”) by offsetting the amount of the Advance Proceeds against an equal amount outstanding under the Promissory Note (first towards accrued and unpaid Interest, and then towards outstanding Principal and the corresponding Payment Premium (as each such capitalized term is defined in and in accordance with the terms set forth in the Promissory Note) in respect of such Principal amount, if applicable).

iv.	Each Advance may be up to the lower of (i) 100% of the average daily volume traded of the Common Shares during the 5 Trading Days immediately prior to the date the Company requests each such Advance and (ii) 100,000 Common Shares; provided, however, that the number of Common Shares subject to each such Advance may be increased by mutual written consent of the Parties.

v.	In the event that the bid price for the Common Shares is at or below the Floor Price (as defined herein), an Advance Notice shall not be deemed delivered without the prior written consent of the Investor. Notwithstanding anything to the contrary herein, the Floor Price shall not be adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction.

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b)	Investor Notice. At any time during the Commitment Period, provided that there is a balance remaining outstanding under a Promissory Note, the Investor may, by delivering an Investor Notice to the Company, cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of Common Shares to the Investor pursuant to an Advance, in accordance with the following provisions:

i.	The Investor shall, in its sole discretion, select the amount of the Advance and the time it desires to deliver each Investor Notice; provided that the amount of the Advance selected shall not exceed the balance owed under all Promissory Notes outstanding on the date of delivery of the Investor Notice.

ii.	The Purchase Price of the Common Shares in respect of any Advance Notice deemed delivered pursuant to an Investor Notice shall be equal to the lower of (a) $4.017 per share (subject to adjustment in accordance with the terms of the Promissory Note, the “Fixed Price”) or (b) 92% of the lowest daily VWAP of the shares during the 5 trading days immediately prior to each Investor Notice (the “Variable Price”, and the applicable purchase price, the “Purchase Price”), subject to the Floor Price. The Investor shall pay the Purchase Price for the Common Shares to be issued pursuant to the Investor Notice by offsetting the amount of the Purchase Price to be paid by the Investor against an equal amount outstanding under a Promissory Note (first towards accrued and unpaid Interest, if any, then towards Principal).

iii.	Each Investor Notice shall set forth the amount of the Advance requested, the Purchase Price along with a report by Bloomberg, L.P. indicating the relevant VWAP used in calculating the Purchase Price, the number of Common Shares to be issued by the Company and purchased by the Investor, the aggregate amount of accrued and unpaid interest of the Promissory Note (if any) that shall be offset by the issuance of Common Shares, the aggregate amount of principal of the Promissory Note that shall be offset by the issuance of Common Shares, and the total amount of the Promissory Note that shall be outstanding following the closing of the Advance, and each Investor Notice shall serve as the Settlement Document in respect of such Advance.

iv.	Upon the delivery of an Investor Notice, a corresponding Advance Notice shall simultaneously and automatically be deemed to have been delivered by the Company to the Investor requesting the amount of the Advance set forth in the Investor Notice, and any conditions precedent to such Advance Notice under the terms of this Agreement that have not been satisfied shall be deemed to have been waived by the Investor.

c)	Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit C attached hereto. An Advance Notice selecting an Option 1 Pricing Period shall only be delivered on a Trading Day and shall be deemed delivered on the day such notice is received by e-mail. An Advance Notice selecting an Option 2 Pricing Period shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by e-mail at or before 9:00 a.m. New York City time (or at such later time if agreed to by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by e-mail after 9:00 a.m. New York City time. An Advance Notice deemed delivered pursuant to an Investor Notice shall be deemed delivered on the same date upon which the Investor Notice is received by the Company. Upon receipt of an Advance Notice, the Investor shall promptly (and, with respect to an Advance Notice selecting an Option 1 Pricing Period, in no event more than one-half hour after receipt) provide written confirmation (which may be by e-mail) of receipt of such Advance Notice, and which confirmation, in the case of an Advance Notice selecting an Option 1 Pricing Period, shall specify the commencement time of the Option 1 Pricing Period.

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Section 3.02 Advance Limitations, Regulatory. Regardless of the Advance requested in an Advance Notice, including an Advance Notice deemed delivered pursuant to an Investor Notice, the final number of Common Shares to be issued and sold pursuant to such Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

a)	Ownership Limitation; Commitment Amount. At the request of the Company, the Investor will inform the Company in writing of the number of Common Shares the Investor currently beneficially owns. At the request of the Investor, the Company shall promptly confirm orally or in writing to the Investor the number of Common Shares then outstanding. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”); provided, however, that the Ownership Limit may be waived by the Investor upon not less than 65 days prior notice to the Company, and provided further that the Ownership Limit may be increased to up to 9.99% by the Investor in the Investor’s sole discretion upon not less than 65 days prior notice to the Company. In connection with each Advance Notice, any portion of an Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Common Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

b)	Registration Limitation. In no event shall an Advance exceed the amount registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

c)	Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.99% of the aggregate number of Common Shares issued and outstanding as of the Effective Date, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) unless the Company’s stockholders have approved the issuance of Common Shares pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Principal Market. In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice.

d)	Volume Threshold. In connection with an Advance Notice where the Company selections an Option 1 Pricing Period, if the total number of Common Shares traded on the Principal Market during the applicable Pricing Period is less than the Volume Threshold, then the number of Advance Shares issued and sold pursuant to such Advance Notice shall automatically be reduced to the greater of (a) 30% of the trading volume of the Common Shares on the Principal Market during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or any limitations set forth in Section 3.02.

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Section 3.03 Advance Limitations, Minimum Acceptable Price.

a)	With respect to each Advance Notice selecting an Option 1 Pricing Period the Company may notify the Investor of the Minimum Acceptable Price with respect to such Advance by indicating a Minimum Acceptable Price on such Advance Notice. If no Minimum Acceptable Price is specified in an Advance Notice, then no Minimum Acceptable Price shall be in effect in connection with such Advance. Each Trading Day during an Option 1 Pricing Period for which (A) with respect to each Advance Notice with a Minimum Acceptable Price, the VWAP of the Common Shares is below the Minimum Acceptable Price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 1 Pricing Period for purposes of determining the Market Price.

b)	The total Advance Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the greater of (a) the number of Common Shares sold by the Investor on such Excluded Day(s), if any, and (b) such number of Common Shares elected to be subscribed for by the Investor, and the price paid per share for each Additional Share shall be equal to the Minimum Acceptable Price in effect with respect to such Advance Notice multiplied by 96%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 3.02

Section 3.04 Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice from the Company the Parties shall be deemed to have entered into an unconditional contract binding on both Parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 7.19, the Investor may sell Common Shares after receipt of an Advance Notice, including during a Pricing Period.

Section 3.05 Closings. The closing of each Advance and each sale and purchase of Advance Shares (whether pursuant to an Advance Notice delivered by the Company or in connection with an Advance Notice deemed delivered by the Company in connection with an Investor Notice) (each, a “Closing”) shall take place as soon as practicable on each applicable Advance Date in accordance with the procedures set forth below. Each of the Company and the Investor acknowledges that, other than in connection with an Investor Notice, the Purchase Price is not known at the time an Advance Notice is delivered but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

a)	On or prior to each Advance Date, the Investor shall deliver to the Company a Settlement Document along with a report by Bloomberg, L.P. (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the Parties) indicating the VWAP for each of the Trading Days during the Pricing Period or period for determining the Conversion Price, in each case in accordance with the terms and conditions of this Agreement. In connection with an Investor Notice, the Investor Notice shall serve as the Settlement Document.

b)	Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the Parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification (and, in any event, not later than one Trading Day after such receipt), the Investor shall pay to the Company the aggregate purchase price of the Common Shares (as set forth in the Settlement Document), which amount shall equal the Purchase Price in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

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c)	On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

d)	Notwithstanding anything to the contrary in this Agreement, other than in respect of Advance Notices deemed to be given pursuant to Investor Notices, if on any day during the Pricing Period the Company notifies Investor that a Material Outside Event has occurred, the Parties agree that any pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event.

Section 3.06 Hardship.

a)	In the event the Investor sells Common Shares after receipt, or deemed receipt of an Advance Notice and the Company fails to perform its obligations as mandated in this Agreement, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

b)	In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in this Agreement, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Article IV. Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of the date of each Pre-Advance Closing that:

Section 4.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to purchase or acquire Common Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of the Transaction Documents to which it is a party by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver the Transaction Documents to which it is a party and all other instruments on behalf of the Investor or its members. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

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Section 4.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 4.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review the Transaction Documents and the transactions contemplated by the Transaction Documents with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 4.04 Investment Purpose. The Investor is acquiring the Common Shares and any Promissory Note for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Common Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein to the extent required by applicable law and to the extent the Prospectus is related to the resale of Registrable Securities.

Section 4.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 4.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 4.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 4.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, in either case which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

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Section 4.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Section 4.10 Resale of Shares. The Investor represents, warrants and covenants that it will resell the Shares only pursuant to a Registration Statement in which the resale of such Common Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable federal and state securities laws, rules and regulations, or pursuant to an exception for the registration provisions of the Securities Act, if applicable.

Section 4.11 Availability of Funds. The Investor has (or will have) sufficient cash available to enable it to pay the full Commitment Amount pursuant to the terms of the Agreement and to make all other necessary payments by it in connection with the transactions contemplated hereby.

Article V. Representations and Warranties of the Company

Except as set forth in the SEC Documents or in the disclosure schedule delivered by the Company to the Investor concurrently with this Agreement (which is hereby incorporated by reference in, and constitutes an integral part of, this Agreement) (the “Disclosure Schedule”), the Company hereby makes the following representations, warranties and covenants to the Investor that, as of the date hereof, as of each Advance Notice Date and as of the date of each Closing:

Section 5.01 Organization and Qualification. The Company and each of its Subsidiaries are entities duly formed, validly existing and in good standing under the laws of the jurisdiction in which they are formed and have the requisite power and authority to own their properties and to carry on their business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 5.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Common Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and (other than (i) the filing with the SEC of a Form D with respect to the transactions contemplated hereby and the applicable Current Report on Form 8-K, (ii) with respect to the applicable Closing, confirmation that Stockholder Approval has been obtained, if applicable, (iii) with respect to any applicable Closings, the filing of an additional listing application with the Principal Market, and (iv) any other filings as may be required by any state securities agencies (collectively, the “Required Approvals”)) no further filing, consent or authorization will be required by the Company or its board of directors except for the approval of the Company’s stockholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. Except for the Required Approvals, neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with, any Governmental Entity (as defined below) or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to such Closing, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. The Company is in compliance with all of the applicable requirements and standards of the Principal Market, has not received any notice of non-compliance or deficiency from the Principal Market, and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Shares from the Principal Market. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multinational organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

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Section 5.03 Authorization of the Shares. The Common Shares to be issued under this Agreement have been, or with respect to Common Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act, subject to applicable securities laws. The Common Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 5.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the certificate of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 The Company understands and acknowledges that the number of Common Shares issuable upon conversion of the Promissory Notes will increase in certain circumstances. The Company further acknowledges its obligation to issue the Common Shares upon conversion of the Promissory Notes in accordance with the terms thereof or upon delivery of an Advance Notice (including upon receipt of an Investor Notice) is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

Section 5.06 SEC Documents; Financial Statements. Since December 9, 2025, the Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all SEC Documents. The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents, as applicable. Except as disclosed in amendments or subsequent filings to the SEC Documents, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each of the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Section 5.07 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto), other than (x) liabilities or obligations incurred in the ordinary course of business consistent with past practice and (y) liability or obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 5.08 Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-1 under the Securities Act. Each Registration Statement and the offer and sale of Common Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Notice Date and completion of the distribution of the Common Shares, will not distribute any offering material in connection with the offering or sale of the Common Shares other than a Registration Statement and the Prospectus to which the Investor has consented (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 5.09 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus, as of its date, as of each date of sale of Common Shares pursuant thereto and as of each Closing, did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

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Section 5.10 Conformity with Securities Act and Exchange Act. As of each Advance Notice Date, (i) each Registration Statement then in effect (together with any amendments and supplements thereto) and the Prospectus included therein (together with any amendments and supplements thereto and all documents then incorporated or deemed incorporated by reference therein), taken as a whole, shall conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and (ii) no event shall have occurred that would require an amendment or supplement to any Registration Statement or Prospectus that has not been timely filed with the SEC.

Section 5.11 Equity Capitalization.

a)	Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.0001 par value. As of the date hereof, the Company has (i) 23,439,661 shares of Common Stock issued and outstanding, (ii) no shares of preferred stock issued and outstanding, and (iii) 4,439,767 outstanding warrants to purchase 4,439,767 shares of Common Stock. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing.

b)	Valid Issuance; Available Shares. All of such outstanding shares are duly authorized and have been validly issued and are fully paid and nonassessable.

c)	Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or similar plan or agreement; and (G) neither the Company nor any Subsidiary has entered into any Variable Rate Transaction.

Section 5.12 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

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Section 5.13 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 5.14 Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 5.15 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 5.16 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 5.17 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 5.18 Internal Accounting Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 5.19 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

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Section 5.20 Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in an Annual Report on Form 10-K, except as disclosed in the SEC Documents, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries. Since the date of the Company’s most recent audited financial statements contained in an Annual Report on Form 10-K, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business, or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at such Closing, will not be Insolvent (as defined herein).

Section 5.21 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity, other than AMC Corporation and AMCV Company Limited.

Section 5.22 Tax Status. Each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 5.23 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 5.24 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder or any other Company securities offered pursuant to the Transaction Documents on a right of first refusal basis to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

Section 5.25 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Shares.

Section 5.26 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Common Shares hereunder or the Promissory Note. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 5.27 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

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Section 5.28 Relationship of the Parties. Neither the Company, nor any of its subsidiaries, affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or, to the knowledge of the Company, any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 5.29 Operations. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with the Applicable Laws and neither the Company nor the Subsidiaries, nor any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, not complied with Applicable Law; and no material action, suit or proceeding by or before any governmental authority involving the Company or any of its Subsidiaries with respect to Applicable Laws is pending or, to the knowledge of the Company, threatened.

Section 5.30 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus prepared pursuant to the terms of the Registration Rights Agreement will be made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 5.31 Compliance with Laws. The Company and each of its Subsidiaries are in compliance in all material respects with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any Applicable Laws or regulations or governmental position; in each case that would have a Material Adverse Effect.

Section 5.32 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares or any Pre-Paid Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Section 5.33 The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and, no action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

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Section 5.34 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by the Company under applicable securities laws in a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Shares and which has not been publicly announced, (ii) could reasonably be expected to have a material adverse effect on the Investor’s investment hereunder or (iii) could have a Material Adverse Effect ..

Section 5.35 Acknowledgement Regarding Investor’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the transactions contemplated by the Transaction Documents in accordance with the terms thereof, the Investor has not been asked by the Company or any of its Subsidiaries to agree, nor has the Investor agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company or “derivative” securities based on securities issued by the Company, or to hold any securities of the Company or “derivative” securities based on securities issued by the Company for any specified term; (ii) the Investor, and counterparties in “derivative” transactions to which the Investor is a party, directly or indirectly, presently may have a “short” position in the Common Shares which was established prior to the Investor’s knowledge of the transactions contemplated by the Transaction Documents; and (iii) the Investor shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

Section 5.36 Cybersecurity. The Company and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants that would reasonably be expected to have a Material Adverse Effect on the Company’s business. The Company and its Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards reasonably designed to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679); (iv) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (v) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person or such, nor any incidents under internal review or investigations relating to the same except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification except in each case, where such would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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Article VI. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 6.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Common Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 6.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company, its Subsidiaries and all of its and their officers, directors, stockholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

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Section 6.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article VI, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article VI except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 6.04 Remedies. The remedies provided for in this Article VI are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article VI shall survive expiration or termination of this Agreement.

Section 6.05 Limitation of liability. Notwithstanding the foregoing, no Party shall seek, nor shall any be entitled to recover from the other Party be liable for, punitive or exemplary damages.

Article VII.

Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 7.01 Effective Registration Statement. During the Commitment Period, the Company shall maintain the continuous effectiveness of each Registration Statement filed with the SEC under the Securities Act pursuant to and in accordance with the Registration Rights Agreement.

Section 7.02 Registration and Listing. The Company shall use its best efforts to cause the Common Shares to continue to be registered as a class of securities under Section 12(b) of the Exchange Act, and to comply with its reporting and filing obligations under the Exchange Act, and shall not take any action or file any document (whether or not permitted by the Securities Act or the Exchange Act) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company shall use its best efforts to continue the listing and trading of its Common Shares and the listing of the Common Shares purchased by the Investor hereunder on the Principal Market and to comply with the Company’s reporting, filing and other obligations under the rules and regulations of the Principal Market. If the Company receives any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain, the Company shall promptly (and in any case within 24 hours) notify the Investor of such fact in writing and shall use its commercially reasonable efforts to cause the Common Shares to be listed or quoted on another Principal Market.

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Section 7.03 Blue Sky. The Company shall take such action, if any, as is necessary by the Company in order to obtain an exemption for or to qualify the Common Shares for sale by the Company to the Investor pursuant to the Transaction Documents, and at the request of the Investor, the subsequent resale of Registrable Securities by the Investor, in each case, under applicable state securities or “Blue Sky” laws and shall provide evidence of any such action so taken to the Investor from time to time during the Commitment Period; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction.

Section 7.04 Listing of Common Shares. As of each Advance Notice Date, the Common Shares to be issued and sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance. As of each Advance Notice Date, the Common Shares shall not have been limited or suspended from trading on the Principal Market (other than suspensions of not more than two (2) Trading Days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by the Principal Market have been threatened or be reasonably likely to occur or pending as evidenced by (A) a writing by such Principal Market or (B) the Company falling below the minimum listing maintenance requirements of the Principal Market on which the Common Shares are then listed (in all cases, with a reasonable prospect of delisting occurring only after giving effect to all applicable notice, appeal, compliance and hearing periods (it being understood by the Company and the Investor that no reasonable prospect of delisting will occur prior to the Company holding an annual or special meeting of its stockholders in order to obtain Stockholder Approval (as defined herein), including any postponement thereof) or any communications from the Principal Market related to such notice that do not actually effect the delisting or suspension of the Common Shares).

Section 7.05 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice and the second Pre-Paid Advance, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 7.06 Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and, during the Commitment Period, will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 7.07 Transfer Agent Instructions; Legal Opinions; Restrictive Legends. The Company is obligated to cause its legal counsel to deliver legal opinions to the transfer agent in connection with any legend removal requested in accordance with Applicable Law, within one (1) business day of such legend removal request, subject to the Investor providing customary representations and other documentation, if any, as reasonably requested by the Company, its counsel or the transfer agent. In addition, within one (1) business day after the initial Registration Statement which covers the Common Shares is declared effective by the SEC, subject to the Investor providing customary representations and other documentation, if any, as reasonably requested by the Company, the Company shall deliver, and shall cause its legal counsel to deliver, to the transfer agent (with copies to the Investor) a legal opinion stating that such Common Shares are registered for resale pursuant to such Registration Statement that has been declared effective by the SEC and that any restrictive legends on the Common Shares shall be removed in connection with the resale of such Common Shares by the Investor pursuant to such Registration Statement. To the extent that a legal opinion is not provided (either timely or at all), then, in addition to being a breach of the covenant in this Section 7.07 hereunder, the Company agrees to reimburse the Investor for all costs incurred by the Investor in connection with any legal opinions paid for by the Investor in connection with the sale or transfer of the Common Shares. The Investor shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company promptly.

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Section 7.08 Corporate Existence. The Company will preserve and continue the corporate existence of the Company during the Commitment Period.

Section 7.09 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to the Investor will be kept strictly confidential by the Investor): (i) receipt of any request by the SEC for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus). The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Common Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 3.01), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (iv), inclusive, a “Material Outside Event”).

Section 7.10 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 3.05 hereof, and all Common Shares in connection with such Advance have been received by the Investor.

Section 7.11 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares to the Investor hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 7.12 Reservation of Shares. As of the date of each Pre-Advance Closing, and at all times thereafter, the Company shall have reserved from its duly authorized capital stock not less than the number of Common Shares issuable upon conversion of all Promissory Notes (assuming for purposes hereof that (x) such Promissory Note is convertible at a Conversion Price (as defined in each Promissory Note) equal to the Floor Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Promissory Note set forth therein). If at any time the number of Common Shares that remain available for issuance under the Exchange Cap have an aggregate market value of less than two times the remaining (non-converted) principal balance of all Promissory Notes that are then outstanding (based on a price per Common Share equal to the average VWAP over the prior thirty (30) Trading Day period), the Company will (i) within 30 calendar days of the immediately preceding Closing (the “Referenced Closing”), call for a special meeting of stockholders and file a proxy statement (in a form reasonably acceptable to the Investor and Loeb & Loeb LLP, at the expense of the Company) containing the Stockholder Proposal, in accordance with Section 7.24 hereof, (ii) within 75 calendar days of the Referenced Closing hold a special meeting of stockholders to vote upon the Stockholder Proposal, (iii) enter into voting agreements with the officers, directors and Affiliates of the Company in support of the Stockholder Proposal, and (iv) adjourn and reconvene the special meeting of stockholder to vote upon the Stockholder Proposal every thirty calendar days thereafter until such Stockholder Proposal is obtained (together, the “Required Actions”). Failure to take the Required Actions, as outlined in the foregoing provision, is (i) an Amortization Event (as defined in the Promissory Note) within 30 calendar days and (ii) an Event of Default within 60 calendar days.

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Section 7.13 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the preparation, negotiation and execution of this Agreement and the other Transaction Documents and any amendment or modifications hereto or thereto and the performance of its obligations hereunder and thereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Common Shares issued pursuant to this Agreement; (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors); (iv) the qualification of the Common Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith; (v) the printing and delivery of copies of any Prospectus and any amendments or supplements thereto requested by the Investor; (vi) the fees and expenses incurred in connection with the listing or qualification of the Common Shares for trading on the Principal Market; or (vii) filing fees of the SEC and the Principal Market.

Section 7.14 Current Report. The Company shall, not later than 9:00 a.m., New York City time, on the second business day after the date of this Agreement, file with the SEC a current report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that from and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, nonpublic information provided to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations, whether written or oral, with respect to the specific information contained in the Current Report, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and Investor or any of its respective officers, directors, affiliates, employees or agents, on the other hand shall terminate. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion). The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Common Shares.

Section 7.15 Use of Proceeds. The proceeds from the funding of a Pre-Paid Advance or the sale of the Common Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein (including any proceeds from the funding of a Pre-Paid Advance) to repay any advances or loans to any executives, directors, or employees of the Company or any Subsidiary or to make any payments in respect of any related party obligations, including without limitation any payables or notes payable to related parties of the Company or any Subsidiary whether or not such amounts are described on the balance sheets of the Company in any SEC Documents and any Subsidiary or described in any “Related Party Transactions” section of any SEC Documents.

Section 7.16 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 7.17 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Common Shares.

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Section 7.18 [Reserved].

Section 7.19 Selling Restrictions. Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor, any of its officers, or any Affiliate holding the Shares (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to the Common Shares, in each case, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Common Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice, or Shares issuable pursuant to Section 3 of the Promissory Note, but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 7.20 Assignment. Neither this Agreement nor any rights or obligations of the Parties hereto may be assigned to any other Person, provided however that the Investor may assign its rights and obligations hereunder to an Affiliate.

Section 7.21 [Reserved].

Section 7.22 No Frustration; No Variable Rate Transactions, Etc.

a)	No Frustration. The Company shall not enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability or right of the Company to perform its obligations under the Transaction Documents to which it is a party, including, without limitation, the obligation of the Company to deliver the Shares to the Investor in respect of an Advance Notice.

b)	No Variable Rate Transactions or Related Party Payments. During the Commitment Period, the Company shall not (A) repay any loans to any executives or employees of the Company or to make any payments in respect of any related party debt, or (B) effect or enter into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Shares or any security which entitles the holder to acquire Common Shares (or a combination of units thereof) involving a Variable Rate Transaction, other than involving a Variable Rate Transaction with the Investor or with the prior written consent of the Investor. The Investor shall be entitled to seek injunctive relief against the Company and its Subsidiaries to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

c)	During the period beginning on the date hereof and ending on the date upon which the Promissory Note to be issued hereunder has been repaid (and/or converted) in full, the Company shall not effect any reverse stock split or share consolidation without the Investor’s written consent.

Section 7.23. Non-Public Information. Neither the Company, nor any of their respective directors, officers, employees or agents shall disclose any material non-public information about the Company to the Investor, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company, or any of their respective directors, officers, employees and agents (as determined in the reasonable good faith judgment of the Investor), (i) the Investor shall promptly provide written notice of such breach to the Company and (ii) after such notice has been provided to the Company and, provided that the Company shall have failed to publicly disclose such material, non-public information within 24 hours following demand therefor by the Investor, in addition to any other remedy provided herein or in the other Transaction Documents, the Company shall not submit any Advance Notices and shall not effect any sales under this Agreement and the Investor shall not have an obligation to purchase Common Shares under this Agreement until the Company has publicly disclosed such material, non-public information. The Investor shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. The Company shall not disclose any material non-public information to the Investor without the Investor’s prior written consent.

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Section 7.24 Stockholder Approval. To the extent required under applicable rules and regulations of the Principal Market, the Company shall provide each stockholder entitled to vote at a meeting of stockholders of the Company (the “Stockholder Meeting”), a proxy statement in a form reasonably acceptable to the Investor and Loeb & Loeb LLP, at the expense of the Company, with the Company obligated to reimburse the expenses of Loeb & Loeb LLP incurred in connection therewith up to a maximum of $20,000. The proxy statement, if any, shall solicit each of the Company’s stockholders’ affirmative vote at the Stockholder Meeting for approval of the proposal (“Stockholder Proposal”) to authorize the issuance of all of the Common Shares issuable hereunder in compliance with the rules and regulations of the Principal Market (such affirmative approval being referred to herein as the “Stockholder Approval”), and the Company shall use its reasonable best efforts to solicit its stockholders’ approval of such proposal and to cause the board of directors of the Company to recommend to the stockholders that they approve such proposal. If, despite the Company’s reasonable best efforts, the Stockholder Approval is not obtained, the Company shall adjourn and reconvene the stockholder meeting at least every thirty (30) calendar days thereafter until such Stockholder Approval is obtained.

Section 7.25 Use of Name. The Company shall not, directly or indirectly, use the names of the Investor or any derivations thereof, or logos associated with these names, as the case may be, in any manner or take any action that may imply any relationship with the Investor or any of its Affiliates without the prior written consent of the Investor, provided, however, the Investor hereby consents to all lawful uses of these names in the prospectus, statement and other materials that are required by applicable laws or pursuant to the disclosure requirements of the SEC or any state securities authority.

Article VIII.

Non Exclusive Agreement

Except as provided herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.

Choice of Law/Jurisdiction

Section 9.01 This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

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Article X. Termination

Section 10.01 Termination.

a)	Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 24-month anniversary of the Effective Date, provided that if the Promissory Note is then outstanding, such termination shall be delayed until such date that the Promissory Note that was outstanding has been repaid (and/or converted), or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

b)	The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, (ii) there is not an outstanding Promissory Note, and (iii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the Parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

c)	Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article VI shall survive termination hereunder.

Article XI. Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered in accordance with the terms hereof, any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested; (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit C hereof) shall be:

If to the Company, to:	AMC Robotics Corporation

12 East 49th Street, 1805

New York, NY 10017

Attention: Min Ma

E-mail: minma@amcx.ai

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With copies (which shall not constitute notice or delivery of process) to:
Graubard Miller 405 Lexington Avenue, 44th Floor New York, New York 10174
Attention: Jeffrey M. Gallant; Eric T. Schwartz

E-mail: jgallant@graubard.com; eschwartz@graubard.com

If to the Investor(s):	Ayame Asset Holdings LLC

885 Third Avenue

Suite 2600B

New York, NY 10022

Attention: Frederick Vincent Fortmiller, Jr.

E-mail: research@harraden.com

With copies (which shall not constitute notice or delivery of process) to:	Loeb & Loeb LLP
345 Park Avenue, NY, NY 10154

Attention: Giovanni Caruso

E-mail: gcaruso@loeb.com

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.

Article XII. Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

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Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03 Reporting Entity for Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay to Investor, a structuring fee in the amount of $40,000, which has been paid prior to the date hereof. The Company shall pay a commitment fee (the “Commitment Fee”) to the Investor as follows: the Company shall issue to the Investor 450,000 Common Shares (the “Commitment Shares”) on the date hereof. The Commitment Shares issued hereunder shall be registered on the Company’s initial Registration Statement on Form S-1.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

AMC ROBOTICS CORPORATION

By:	/s/ Min Ma
Name:	Min Ma
Title:	VP, Finance

AYAME ASSET HOLDINGS LLC
Ayame Asset Holdings Manager LLC (Managing Member of Ayame Asset Holdings LLC)

By:	/s/ Frederick Vincent Fortmiller, Jr.
Name:	Frederick Vincent Fortmiller, Jr.
Title:	Managing Member

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ANNEX I TO THE

STANDBY EQUITY PURCHASE AGREEMENT

DEFINITIONS

“Additional Shares” shall have the meaning set forth in Section 3.03.

“Adjusted Advance Amount” shall have the meaning set forth in Section 3.03.

“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to this Agreement.

“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance, provided that, with respect to an Advance pursuant to an Investor Notice, the Advance Date shall be the first Trading Day after the date of delivery of such Investor Notice.

“Advance Notice” shall mean a written notice in the form of Exhibit C attached hereto to the Investor executed by an officer of the Company and setting forth the number of Advance Shares that the Company desires to issue and sell to the Investor.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 3.01(c) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement.

“Affiliate” shall have the meaning set forth in Section 4.07.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Closing” shall have the meaning set forth in Section 3.05.

“Commitment Amount” shall mean $50,000,000 of Common Shares.

“Commitment Fee” shall have the meaning set forth in Section 12.04.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

“Common Share Equivalents” shall mean any securities of the Company or its Subsidiaries which entitle the holder thereof to acquire at any time Common Shares, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

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“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 6.02.

“Condition Satisfaction Date” shall have the meaning set forth in Annex II.

“Conversion Price” shall have the meaning set forth in the Promissory Note.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Disclosure Schedule” shall have the meaning set forth in Article V.

“Effective Date” shall mean the first Trading Day immediately following the date hereof.

“Environmental Laws” shall have the meaning set forth in Section 5.14.

“Event of Default” shall have the meaning set forth in the Promissory Note.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 3.02(c).

“Excluded Day” shall have the meaning set forth in Section 3.03.

“Fixed Price” shall have the meaning set forth in Section 3.01(b)(ii), subject to adjustment in accordance with the terms of the Promissory Note.

“Floor Price” is solely with respect to the Variable Price, shall mean the lower of (i) $1.00 per Common Share or (ii) 20% of the VWAP of the Common Shares immediately prior to the effectiveness of the Registration Statement; provided, however, that the Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the 3 Trading Days immediately prior to the 20 Trading Day anniversary of the Second Pre-Paid Advance Closing. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount set forth in a written notice to the Holder (as defined in the Promissory Note); provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

“Hazardous Materials” shall have the meaning set forth in Section 5.14.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.01.

“Insolvent” shall mean, whether on a consolidated or individual basis, (i) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (ii) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness or (iii) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Notice” shall mean a written notice to the Company in the form set forth herein as Exhibit E attached hereto.

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“Investor Indemnitees” shall have the meaning set forth in Section 6.01.

“Market Price” shall mean an Option 1 Market Price or Option 2 Market Price, as applicable.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Material Outside Event” shall have the meaning set forth in Section 7.09.

“Minimum Acceptable Price” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

“OFAC” shall have the meaning set forth in Section 5.32.

“Option 1 Market Price” shall mean 96% of the lowest daily VWAP of the Common Shares during the Option 1 Pricing Period.

“Option 2 Market Price” shall mean the lower of (i) 97% of the lowest VWAP of the Common Shares during the five (5) consecutive Trading Days immediately preceding the date the Advance Notice is delivered and (ii) the lowest traded price of the Common Shares during the Option 2 Pricing Period.

“Option 1 Pricing Period” shall mean the three (3) consecutive Trading Days commencing no later than the Trading Day immediately following the date the Advance Notice is delivered.

“Option 2 Pricing Period” shall mean the period on the applicable Advance Notice Date with respect to an Advance Notice selecting an Option 2 Pricing Period commencing (i) if submitted to Investor prior to 9:00 a.m. Eastern Time, the open of trading on such day, or (ii) if submitted to Investor after 9:00 a.m. Eastern Time, the open of trading on the immediately following Trading Day, in each case ending at 4:00 p.m. Eastern Time; provided, however, that upon mutual written consent of the Company and Investor, an Advance Notice selecting an Option 2 Pricing Period that is delivered after 9:00 a.m. Eastern Time may be deemed to have been delivered prior to 9:00 a.m. Eastern Time on such day.

“Original Issue Discount” shall have the meaning set forth in Section 2.02.

“Ownership Limitation” shall have the meaning set forth in Section 3.02(a).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pre-Advance Closing” shall have the meaning set forth in Section 2.01.

“Pre-Paid Advance” shall mean have the meaning set forth in Section 2.01.

“Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.

“Principal Market” shall mean the Nasdaq Stock Market; provided however, that in the event the Common Shares are ever listed or traded on the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

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“Promissory Note” shall have the meaning set forth in Section 2.01.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement, including documents incorporated by reference therein.

“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including documents incorporated by reference therein.

“Purchase Price” shall have the meaning set forth in Section 3.01(b)(ii).

“Registration Limitation” shall have the meaning set forth in Section 3.02(b).

“Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Sanctions” shall have the meaning set forth in Section 5.32.

“Sanctioned Countries” shall have the meaning set forth in Section 5.32.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall mean (1) any registration statement filed by the Company with the SEC, including the financial statements, schedules, exhibits and all other documents filed as a part thereof or incorporated therein and all information deemed to be a part thereof as of the effective date of such registration statement under the Securities Act, (2) any proxy statement or prospectus filed by the Company with the SEC, including all documents incorporated or deemed incorporated therein by reference, whether or not included in a registration statement, in the form in which such proxy statement or prospectus has most recently been filed with the SEC pursuant to Rule 424(b) under the Securities Act, (3) all reports, schedules, registrations, forms, statements, information and other documents filed with or furnished to the SEC by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, without limitation, the Current Report, (4) each Registration Statement, as the same may be amended from time to time, the Prospectus contained therein and each Prospectus Supplement thereto and (5) all information contained in such filings and all documents and disclosures that have been and heretofore shall be incorporated by reference therein.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” in respect of an Advance Notice delivered by the Company, shall mean a settlement document in the form set out on Exhibit D, and in respect of an Advance Notice deemed delivered pursuant to an Investor Notice, shall mean the Investor Notice containing the information set forth on Exhibit E.

“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance, as well as any Common Shares issued or issuable in connection with the Promissory Note.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

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“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, any Promissory Notes issued by the Company hereunder, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

“Variable Price” shall have the meaning set forth in Section 3.01(b)(ii).

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any Common Shares or Common Share Equivalents that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of Common Shares or Common Share Equivalents, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet,” “share ratchet,” “price ratchet,” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) enters into, or effects a transaction under, any agreement, including but not limited to an “equity line of credit” or other continuous offering or similar offering of Common Shares or Common Share Equivalents or (iii) enters into or effects any forward purchase agreement, equity pre-paid forward transaction or other similar offering of securities where the purchaser of securities of the Company receives an upfront or periodic payment of all, or a portion of, the value of the securities so purchased, and the Company receives proceeds from such purchaser based on a price or value that varies with the trading prices of the Common Shares. For the avoidance of doubt, an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act shall not be considered a Variable Rate Transaction after the Promissory Note to be issued hereunder has been repaid and/or converted.

“Volume Threshold” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Advance Notice divided by (b) 0.30.

“VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P. through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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ANNEX II TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE INVESTOR’S OBLIGATIONS TO FUND A PRE-PAID ADVANCE

The obligation of the Investor to advance to the Company a Pre-Paid Advance hereunder at each Pre-Advance Closing is subject to (i) the satisfaction of the terms and conditions of Section 2.01 of the Standby Equity Purchase Agreement (the “Agreement”), (ii) Commitment Shares having been issued in accordance with the terms of Section 12.04 of the Agreement, (iii) receipt of an opinion of counsel in accordance with the terms of Section 7.05 of the Agreement, and (iv) the satisfaction, as of the date of such Pre-Advance Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

a)	The Company shall have duly executed and delivered to the Investor each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Investor a Promissory Note with a principal amount corresponding to the amount of the applicable Pre-Paid Advance (before any deductions made thereto).

b)	The Company shall have issued the Commitment Shares and paid the Commitment Fee, in each case as and when due in accordance with Section 12.04 of the Agreement, all of which Commitment Fee shall be fully earned and non-refundable, regardless of whether any Pre-Paid Advance are made or settled hereunder or any subsequent termination (other than pursuant to Section 10.01(b)) of this Agreement.

c)	The Company shall have delivered to the Investor a compliance certificate executed by the chief executive officer of the Company certifying that Company has complied with all of the conditions precedent to the Pre-Advance Closing set forth herein and which may be relied upon by the Investor as evidence of satisfaction of such conditions without any obligation to independently verify.

d)	The Investor shall have received an opinion of counsel to the Company, dated on or before each Pre-Advance Closing Date, in a form reasonably acceptable to the Investor.

e)	The Investor shall have received a closing statement in a form to be agreed by the parties setting forth wire transfer instructions of the Company for the payment of the amount of the Pre-Paid Advance, the amount to be paid by the Investor, which shall be the full principal amount of the Pre-Paid Advance, less the Original Issue Discount, and any other deductions that may be agreed by the parties.

f)	The Company shall have delivered to the Investor copies of its charter, as well as copies of any shareholder or operating agreements by or among the shareholders or members of any of the Company’s Subsidiaries.

g)	The Company shall have delivered to the Investor a certificate evidencing the incorporation and good standing of the Company as of a date within ten (10) days of the Pre-Advance Closing date.

h)	The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

i)	Each and every representation and warranty of the Company shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date when made and as of the date of the Pre-Advance Closing as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions set forth in each Transaction Document required to be performed, satisfied or complied with by the Company at or prior to the Pre-Advance Closing date.

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j)	No Suspension of Trading in or Delisting of Common Shares. Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

k)	The Company shall have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the sale of the Common Shares.

l)	No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

m)	Since the date of execution of this Agreement, no event or series of events shall have occurred that has resulted in or would reasonably be expected to result in a Material Adverse Effect, or an Event of Default.

n)	No material breach of this Agreement or any Transaction Document shall have occurred (with the passage of time or the giving of notice, or both, would constitute a material breach of this Agreement or any Transaction Document) and no Event of Default shall have occurred (assuming that the Promissory Note had been outstanding at of each Pre-Advance Closing) (with the passage of time or the giving of notice, of both, would constitute an Event of Default).

o)	The Company shall have notified the Principal Market of the issuance of all of the Shares hereunder, the Principal Market shall have completed its review of the related Listing of Additional Share or other applicable form and the Company shall have obtained approval of the Principal Market to list or designate for quotation (as the case may be) the maximum number of Common Shares issuable pursuant to the Promissory Note to be issued at the applicable Pre-Advance Closing.

p)	The Company and its Subsidiaries shall have delivered to the Investor such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as the Investor or its counsel may reasonably request.

q)	Solely with respect to the Second Pre-Advance Closing, the Registration Statement shall be effective in accordance with the provisions set forth in the Registration Rights Agreement, including the effectiveness deadline set forth therein.

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ANNEX III TO THE

STANDBY EQUITY PURCHASE AGREEMENT

CONDITIONS PRECEDENT TO THE RIGHT OF THE COMPANY TO DELIVER AN

ADVANCE NOTICE

The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver by the Investor, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion by providing the Company with prior written notice thereof:

a)	Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date, except to the extend such representations and warranties are as of another date, such representations and warranties shall be true and correct in all material respects as of such other date.

b)	The Company shall have established a reserve of its Common Shares with its transfer agent, subject to the Exchange Cap and the terms and conditions of the Standby Equity Purchase Agreement, such that for so long as the Standby Equity Purchase Agreement and the Promissory Note(s) remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed its transfer agent to irrevocably reserve, (i) the maximum number of its Common Shares issuable upon conversion of the Promissory Note(s) in accordance with the terms and conditions thereof and of the Standby Equity Purchase Agreement (including, without limitation, Section 3(d)(ii) of the Promissory Note and Section 7.12 of the Standby Equity Purchase Agreement), (ii) the Commitment Shares, and (iii) the Common Shares otherwise issuable under the terms of the Standby Equity Purchase Agreement. The Company shall also have established with its transfer agent a mechanism for delivery, reasonably acceptable to the Investor, of such Common Shares to the Investor.

c)	Issuance of Commitment Shares. The Company shall have issued the Commitment Shares and paid the Commitment Fee, in each case as and when due in accordance with Section 12.04, all of which Commitment Fee shall be fully earned and non-refundable, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination (other than pursuant to Section 10.01(b)) of this Agreement.

d)	Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Current Report shall have been filed with the SEC and the Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

e)	Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

f)	Board. The board of directors of the Company has approved the transactions contemplated by the Transaction Documents; said approval has not been amended, rescinded or modified and remains in full force and effect as of the date hereof, and a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.

g)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

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h)	Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

i)	No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

j)	No Suspension of Trading in or Delisting of Common Shares. Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the Principal Market shall be terminated on a date certain (unless, prior to such date certain, the Common Shares is listed or quoted on any subsequent Principal Market), nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, the Company shall not have received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated (unless, prior to such suspension or restriction, DTC shall have notified the Company in writing that DTC has determined not to impose any such suspension or restriction).

k)	Authorized. All of the Shares issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of the Company. All Shares relating to all prior Advance Notices required to have been received by the Investor under this Agreement shall have been delivered to the Investor in accordance with this Agreement.

l)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

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Exhibit 10.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of September 17, 2026 is made by and between Ayame Asset Holdings LLC, a Delaware limited liability company (the “Investor”), and AMC Robotics Corp., a company incorporated under the laws of the state of Delaware (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and the Investor have entered into that certain Standby Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company may issue, from time to time, to the Investor up to $50 million of newly issued shares of Common Stock, par value $0.0001 per share, of the Company (the “Common Shares”); and

WHEREAS, pursuant to the terms of, and in consideration for the Investor entering into, the Purchase Agreement, and to induce the Investor to execute and deliver the Purchase Agreement, the Company has agreed to provide the Investor with certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.	DEFINITIONS.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

a. “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

b. “Effectiveness Deadline” means, with respect to the initial Registration Statement filed hereunder, the 60th calendar day following the initial filing thereof, provided, however, in the event the Company is notified by the U.S. Securities and Exchange Commission (“SEC”) that the Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Registration Statement shall be the fifth business day following the date on which the Company is so notified if such date precedes the date required above.

c. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

d. “Filing Deadline” means, with respect to the initial Registration Statement required hereunder, the 21st calendar day following date hereof.

e. “Person” means a corporation, a limited liability company, an association, a partnership, an organization, a business, an individual, a governmental or political subdivision thereof or a governmental agency.

f. “Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

g. “Registrable Securities” means all of (i) the Shares (as defined in the Purchase Agreement, including without limitation, Common Shares issuable pursuant to Section 3.01(b) of the Purchase Agreement) and (ii) any capital stock issued or issuable with respect to the Shares, including, without limitation, (1) as a result of any stock split, stock dividend or other distribution, recapitalization or similar event or otherwise, and (2) shares of capital stock of the Company into which the Shares are converted or exchanged and shares of capital stock of a successor entity into which the Shares are converted or exchanged.

h. “Registration Statement” means any registration statement of the Company filed pursuant to this Agreement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

i. “Required Registration Amount” means with respect to (x) the initial Registration Statement (i) not less than 300% of the Shares issuable in accordance with Section 3.01(b) of the Purchase Agreement, (ii) the Commitment Shares, and (iii) Common Shares otherwise issuable under the terms of the Purchase Agreement; and (y) with respect to subsequent Registration Statements, such number of Shares as shall be permissible in accordance with applicable SEC rules, regulations and interpretations, in each case subject to any cutback set forth in Section 2(e).

j. “Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

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k. “Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

l. “SEC” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

m. “Securities Act” shall have the meaning set forth in the Recitals above.

2.	REGISTRATION.

a. The Company’s registration obligations set forth in this Section 2 including its obligations to file Registration Statements, obtain effectiveness of Registration Statements, and maintain the continuous effectiveness of any Registration Statement that has been declared effective shall begin on the date hereof and continue until the earlier of (i) the date on which the Investor has sold all of the Registrable Securities, (ii) the date of termination of the Purchase Agreement if as of such termination date the Investor holds no Registrable Securities, and (iii) the date on which all of the Registrable Securities have been sold or may be sold without any restriction pursuant to Rule 144 as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent (the “Registration Period”).

b. Subject to the terms and conditions of this Agreement, the Company shall (i) as soon as practicable, but in no case later than the Filing Deadline, prepare and file with the SEC an initial Registration Statement on Form S-3 (or, if the Company is not then eligible, on Form S-1) or any successor form thereto covering the resale by the Investor of the Required Registration Amount in accordance with applicable SEC rules, regulations and interpretations so as to permit the resale of such Registrable Securities by the Investor under Rule 415 at then prevailing market prices (and not fixed prices). The Registration Statement shall contain “Selling Stockholders” and “Plan of Distribution” sections. The Company shall use its best efforts to have the Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the Effectiveness Deadline. By 9:30 am, Eastern Time, on the business day following the date of effectiveness, the Company shall file with the SEC in accordance with Rule 424 under the Securities Act the final Prospectus to be used in connection with sales pursuant to such Registration Statement. Prior to the filing of the Registration Statement with the SEC, the Company shall furnish a draft of the Registration Statement to the Investor for their review and comment. The Investor shall furnish comments on the Registration Statement to the Company within 24 hours of the receipt thereof from the Company.

c. Sufficient Number of Shares Registered. If at any time during the Registration Period, all Registrable Securities are not covered by a Registration Statement filed pursuant to Section 2(a) as a result of Section 2(e) or otherwise, the Company shall use its best efforts to file with the SEC one or more additional Registration Statements so as to cover all of the Registrable Securities not covered by such initial Registration Statement, in each case as soon as practicable (taking into account any position of the staff of the SEC with respect to the date on which the Staff will permit such additional Registration Statement(s) to be filed with the SEC and the rules and regulations of the SEC). The Company shall use its best efforts to cause each such new Registration Statement to become effective as soon as reasonably practicable following the filing thereof with the SEC.

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d. During the Registration Period, the Company shall (i) promptly prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the Prospectus used in connection with a Registration Statement, which Prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period; (ii) prepare and file with the SEC additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, if necessary; (iii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424; (iv) respond as promptly as reasonably possible to any comments received from the SEC with respect to a Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Investor true and complete copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information as to any Investor which has not executed a confidentiality agreement with the Company); and (v) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 2(d)) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall incorporate such report by reference into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement.

e. Reduction of Registrable Securities Included in a Registration Statement. Notwithstanding anything contained herein, in the event that the SEC requires the Company to reduce the number of Registrable Securities to be included in a Registration Statement in order to allow the Company to rely on Rule 415 with respect to a Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the Investor as to the specific Registrable Securities to be removed therefrom) to the maximum number of securities as is permitted to be registered by the SEC. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its best efforts to file one or more New Registration Statements with the Commission in accordance with Section 2(c) until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the Prospectuses contained therein are available for use by the Investor.

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f. Failure to File or Obtain Effectiveness of the Registration Statement or Remain Current. If: (i) a Registration Statement is not filed on or prior to its Filing Deadline, or (ii) a Registration Statement is not declared effective on or prior to the Effectiveness Deadline (as may be extended, in accordance with the terms of this Agreement), or the Company fails to file with the SEC a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five business days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that a Registration Statement will not be “reviewed,” or not subject to further review, or (iii) after the effectiveness, a Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective , or (iv) the Investor is not permitted to utilize the Prospectus therein to resell such Registrable Securities for more than 10 consecutive Trading Days or more than an aggregate of 20 Trading Days during any 12-month period (which need not be consecutive calendar days) including as a result of a Misstatement Suspension Period or an Allowable Suspension Period, or (v) if after the date that is six months from the date hereof, the Company does not have available adequate current public information as set forth in Rule 144(c) (each of the foregoing clauses (i) through (v), and any such failure or breach herein referred to as an “Event” and any date of any such Event, the “Event Date”), then in addition to any other rights the Investor may have hereunder or under applicable law, a Registration Event (as defined in the Promissory Note) shall be deemed to have occurred for so long as such Event remains uncured. In addition, on each such Event Date and on each monthly anniversary of each such Event Date thereafter (if the applicable Event shall not have been cured by such date) or any pro rata portion thereof, until the applicable Event is cured, the Company shall pay to the Investor an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of one percent (1.0%) and the outstanding principal of the Promissory Notes; provided, that the maximum aggregate amount payable thereunder shall not exceed 2% of such amount. If the Company fails to pay any partial liquidated damages pursuant to this Section 2(f) in full within seven (7) calendar days after the date payable, the Company shall pay interest thereon at a rate of one and a half percent (1.5%) per month (or such lesser maximum amount that is permitted to be paid by applicable regulation) to the Investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. If the staff of the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities that does not permit such Registration Statement to become effective and be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices), or if after the filing of any Registration Statement pursuant to the provisions hereof, the Company is otherwise required by the staff of the SEC to reduce the number of Registrable Securities included in such Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Registration Statement (after consultation with the Investor as to the specific Registrable Securities to be removed therefrom) until such time as the staff of the SEC and the SEC shall so permit such Registration Statement to become effective and be used. Notwithstanding anything in this Agreement to the contrary, if after giving effect to the actions referred to in the immediately preceding sentence, the staff of the SEC does not permit such Registration Statement to become effective and to be used for resales by the Investor on a delayed or continuous basis under Rule 415 at then-prevailing market prices (and not fixed prices), the Company shall not request acceleration of the effective date of such Registration Statement, and the Company shall promptly (but in no event later than the second business day following final notification by the staff of the SEC) request the withdrawal of such Registration Statement pursuant to Rule 477 under the Securities Act. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its commercially reasonable efforts to file one or more new Registration Statements with the SEC in accordance with provisions hereof until such time as all Registrable Securities have been included in Registration Statements that have been declared effective and the Prospectuses contained therein are available for use by the Investor. Notwithstanding any provision herein or in the Purchase Agreement to the contrary, the Company’s obligations to register Registrable Securities (and any related conditions to the Investor’s obligations) shall be qualified as necessary to comport with any requirement of the staff of the SEC as addressed in this Section 2.

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g. Piggy-Back Registrations. If at any time there is not an effective Registration Statement covering all of the Registrable Securities and the Company proposes to register the offer and sale of any Common Shares under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement to be used may be used for any registration of Registrable Securities, the Company shall give prompt written notice (in any event no later than five days prior to the filing of such Registration Statement) to the Investor of its intention to effect such a registration and, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the Investor; provided, however, that, the Company shall not be required to register any Registrable Securities pursuant to this Section 2(g) that have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent.

h. No Inclusion of Other Securities. In no event shall the Company include any securities other than Registrable Securities in any Registration Statement pursuant to Section 2(a) or Section 2(c) without obtaining the prior written consent of the Investor prior to filing such Registration Statement with the SEC.

i. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”), the Investor shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (each such period beginning upon receipt of written notice of a Misstatement and ending when the use of the Prospectus may be resumed, a “Misstatement Suspension Period”). If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Investor, delay the filing or initial effectiveness of, or suspend use of such Registration Statement (each, an “Allowable Suspension Period”) for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Investor agree to suspend, immediately upon their receipt of the notice referred to above, its use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Investor of the expiration of any period during which it exercised its rights under this Section.

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3.	RELATED OBLIGATIONS.

a. The Company shall, not less than three business days prior to the filing of each Registration Statement and not less than one business day prior to the filing of any related amendments and supplements to all Registration Statements (except for annual reports on Form 10-K, supplements and amendments to update the Registration Statement solely for information reflected in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K), furnish to the Investor copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the reasonable and prompt review of such Investor. The Investor shall furnish comments on the Registration Statement to the Company within 24 hours of the receipt thereof from the Company and amendments or supplements thereto within 12 hours of the receipt thereof from the Company. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Investor shall reasonably object in good faith; provided that, the Company is notified of such objection in writing no later than two (2) Trading Days after the Investor has been so furnished copies of a Registration Statement; provided further that the Company shall not be in breach of this Agreement if failure to meet the deadlines specified in Section 2(f) are due to any such objection by the Investor.

b. The Company shall furnish to the Investor whose Registrable Securities are included in any Registration Statement, without charge (i) at least one copy (which may be in electronic form) of such Registration Statement as declared effective by the SEC and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) at least one copy (which may be in electronic form) of the final prospectus included in such Registration Statement and all amendments and supplements thereto, and (iii) any documents, which are not publicly available through EDGAR, as such Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Investor.

c. The Company shall use its best efforts to (i) register and qualify the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its articles of incorporation or by-laws, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(c), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor who holds Registrable Securities of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

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d. As promptly as practicable after becoming aware of such event or development, the Company shall notify the Investor in writing of the happening of any event as a result of which the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission and deliver one electronic copy of such supplement or amendment to the Investor. The Company shall also promptly notify each Investor in writing (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to each Investor by email on the same day of such effectiveness), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to a Registration Statement or any amendment thereto.

e. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction within the United States of America and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify each Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

f. Without limiting any obligation of the Company under the Purchase Agreement, the Company shall use best efforts to cause all of the Registrable Securities covered by each Registration Statement to be listed on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 3(f).

g. The Company shall hold in confidence and not make any disclosure of information concerning the Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Investor and allow such Investor, at the Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

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h. The Company shall cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates or effect such delivery in book-entry form representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of Common Shares and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the issuance of Registrable Securities in book entry form.

i. The Company shall use its best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

j. The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

k. Within one business day after a Registration Statement which covers Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investor whose Registrable Securities are included in such Registration Statement) an opinion of legal counsel for the Company stating that such Registrable Securities are registered for resale pursuant to such Registration Statement that has been declared effective by the SEC and that, in connection with a resale of any Common shares pursuant to such Registration Statement, the Common Shares shall be transferred free of any restrictive legends, subject to the Company’s receipt of certification from the Investor, in form and substance reasonably satisfactory to the Company, that the Investor is not an “Affiliate” of the Company within meaning of Rule 144.

l. The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of Registrable Securities pursuant to a Registration Statement.

4.	OBLIGATIONS OF THE INVESTOR.

a. The Investor agrees that, upon receipt of any notice from the Company of the happening of a suspension or delay pursuant to Section 2(i) or any event of the kind described in Section 3(d) such Investor shall, as soon as reasonably practicable, discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(d) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, subject to compliance with the securities laws, the Company shall cause its transfer agent to deliver unlegended certificates for Common Shares to a transferee of an Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which an Investor has entered into a contract for sale prior to the Investor’s receipt of a notice from the Company of the happening of a suspension or delay pursuant to Section 2(i) or any event of the kind described in Section 3(d) and for which the Investor has not yet settled.

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b. The Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement and will sell Registrable Securities only in accordance with the “Plan of Distribution” set forth in the Registration Statement..

c. The Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of each Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.

5.	EXPENSES OF REGISTRATION.

All expenses incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all registration, listing and qualifications fees, printers, fees and expenses of the Company’s counsel and accountants (except legal fees of Investor’s counsel associated with the review of the Registration Statement and except for any brokerage or similar fees or commissions payable by Investor with respect to sales of Registrable Securities).

6.	INDEMNIFICATION.

With respect to Registrable Securities which are included in a Registration Statement under this Agreement:

a. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the Investor, the directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls any Investor within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered (“Blue Sky Filing”), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”). The Company shall reimburse the Investors and each such controlling person promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements that are reasonably incurred by them or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (x) shall not apply to a Claim by an Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; (y) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company pursuant to Section 3(b), or to sell Registrable Securities in accordance with the “Plan of Distribution” set forth therein; and (z) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

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b. In connection with a Registration Statement, the Investor agrees to indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in Section 6(a), the Company, each of its directors, each of its officers, employees, representatives, or agents and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each an “Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or is based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs (i) in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement or (ii) from the Investor’s violation of any prospectus delivery requirements under the Securities Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement; and, subject to Section 6(d), such Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) and the agreement with respect to contribution contained in Section 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that, absent fraud or gross negligence, the Investor shall be liable under this Section 6(b) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the prospectus was corrected and such new prospectus was delivered to each Investor prior to such Investor’s use of the prospectus to which the Claim relates.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel reasonably mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one (1) counsel for such Indemnified Person or Indemnified Party to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Indemnified Party or Indemnified Person shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party or Indemnified Person which relates to such action or claim. The indemnifying party shall keep the Indemnified Party or Indemnified Person fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Indemnified Party or Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party or Indemnified Person of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party or Indemnified Person with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action.

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d. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.

e. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the Indemnified Party or Indemnified Person against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

7.	CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8.	REPORTS UNDER THE EXCHANGE ACT.

With a view to making available to the Investor the benefits of Rule 144 promulgated under the Securities Act or any similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration, and as a material inducement to the Investor’s purchase of the Promissory Notes and Shares, the Company represents, warrants, and covenants to the following:

a. The Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all required reports under section 13 or 15(d) of the Exchange Act during the 12 months prior to the date hereof (or for such shorter period that the issuer was required to file such reports).

b. During the Registration Period, the Company shall file with the SEC in a timely manner all required reports under section 13 or 15(d) of the Exchange Act (it being understood that nothing herein shall limit the Company’s obligations under the Purchase Agreement) and such reports shall conform to the requirement of the Exchange Act and the SEC for filing thereunder.

c. The Company shall furnish to the Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration following the required holding period pursuant to Rule 144.

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9.	AMENDMENT OF REGISTRATION RIGHTS.

Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon each of the Investor and the Company. No such amendment shall be effective to the extent that it applies to fewer than all of the holders of the Registrable Securities. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

10.	MISCELLANEOUS.

a. A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities or owns the right to receive the Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b. No Other Registrations. The Company shall not include any other securities on a Registration Statement which includes Registrable Securities unless otherwise agreed by the Investor.

c. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered pursuant to the notice provisions of the Purchase Agreement or to such other address and/or electronic mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) electronically generated by the sender’s email service provider containing the time, date, and recipient email or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by email or receipt from a nationally recognized overnight delivery service in accordance with this section.

d. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

e. The laws of the State of New York shall govern all issues concerning the relative rights of the Company and the Investor as its stockholder. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, New York and federal courts for the Southern District of New York sitting New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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f. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

g. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

h. This Agreement may be executed in identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

i. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

k. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Investor and the Company have caused their signature page to this Registration Rights Agreement to be duly executed as of the date first above written.

COMPANY:

AMC ROBOTICS CORP.

By:	/s/ Min Ma
Name:	Min Ma
Title:	VP, Finance

INVESTOR

AYAME ASSET HOLDINGS LLC

Ayame Asset Holdings Manager LLC (Managing Member of Ayame Asset Holdings LLC)

By:	/s/ Frederick Vincent Fortmiller, Jr.
Name:	Frederick Vincent Fortmiller, Jr.
Title:	Managing Member

[Signature Page to Registration Rights Agreement (Equity Purchase Facility Agreement)]

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Exhibit 10.3

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

AMC ROBOTICS CORP.

CONVERTIBLE PROMISSORY NOTE

Original Principal Amount: $[2,220,000]/[1,660,000]Issuance Date: September [●], 2026

Number: AMCI-[●]

FOR VALUE RECEIVED, AMC Robotics Corp., an entity organized under the laws of the State of Delaware (the “Company”), hereby promises to pay to the order of Ayame Asset Holdings LLC, or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to repayment, conversion or otherwise, the “Principal”) and Payment Premium (as applicable), in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (13). The Issuance Date is the date of the first issuance of this Convertible Promissory Note (the “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. This Note was issued with a 10% original issue discount.

This Note is being issued pursuant to Section 2.01 of the Standby Equity Purchase Agreement, dated September 17, 2026 (as may be amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “SEPA”), between the Company and Ayame Asset Holdings LLC, as the Investor. This Note may be repaid in accordance with the terms of the SEPA, including, without limitation, pursuant to Investor Notices and corresponding Advance Notices deemed given by the Company in connection with such Investor Notices. The Holder also has the option of converting on one or more occasions all or part of the then outstanding balance under this Note by delivering to the Company one or more Conversion Notices in accordance with Section 3 of this Note.

1. GENERAL TERMS

a. Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be September [●], 20271, as may be extended at the option of the Holder. Other than as specifically permitted by this Note, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

b. Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 0% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

1 Insert a date that is 12 months after the initial closing of the Pre-Paid Advance.

c. Monthly Payments. If, any time after the Issuance Date set forth above, and from time to time thereafter, an Amortization Event occurs, then the Company shall make monthly payments beginning on the 7th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month. Each monthly payment shall be in an amount equal to the sum of (i) $1,250,000 of Principal in the aggregate among this Note and all Other Notes (or the outstanding Principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) the Payment Premium (as defined below) in respect of such Amortization Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly prepayments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date that is the 7th consecutive Trading Day that the daily VWAP is greater than the Floor Price then in effect, or the date that the Company reduces the Floor Price to the lowest daily VWAP over the immediately preceding seven consecutive Trading Days in accordance with the terms of this Note, (B) in the event of a Registration Event, the condition or event causing the Registration Event has been cured or the Holder is able to resell the Common Shares issuable upon conversion of this Note in accordance with Rule 144 under the Securities Act, (C)in the event of an Exchange Cap Event, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/ or the Exchange Cap no longer applies, unless a subsequent Amortization Event occurs, or (D) in the event of an Amortization Event covered under clauses (iii)-(viii) and clause (x) under the definition of “Amortization Event,” upon the Company curing the conditions giving rise to such an Amortization Event. Notwithstanding anything to the contrary contained herein, at any time there remains outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note, the Holder shall have the right to deliver an Investor Notice to the Company in accordance with the terms of Section 3.01 of the SEPA.

d. Prepayment Premium. The Company, in its sole discretion, shall have the right to prepay in cash (a “Prepayment”), in part or in whole, any outstanding Principal Amount under this Note prior to the Maturity Date, provided that at the time of the Prepayment Notice (as defined below) the VWAP of the Common Shares is lower than the Fixed Price. The Company shall pay an amount equal to the amount being prepaid plus a Prepayment Premium equal to 6% of the outstanding Principal Amount being prepaid (“Prepayment Premium”). In order to make a Prepayment pursuant to this Section, the Company shall provide 10 Trading Days advanced written notice prior to such Prepayment to the Holder of its intention to make a Prepayment (the “Prepayment Notice”) setting forth the amount it desires to prepay plus the applicable Prepayment Premium (the “Prepayment Amount”). After receipt of the Prepayment Notice, the Holder shall have 10 Trading Days to elect to convert all or any portion of the Note. On the eleventh Trading Day after the Prepayment Notice, the Company shall deliver to the Holder via wire transfer of immediately available funds the Prepayment Amount, after giving effect to conversions or other payments effected during the 10 Trading Day period, to any account specified by the Holder to the Company by notice given in accordance with Section 5 hereof.

e. Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2. EVENTS OF DEFAULT.

a. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. The Company’s failure to pay to the Holder any amount of Principal, Payment Premium, Interest, or other amounts when and as due under this Note or any other Transaction Document within five (5) Trading Days after such payment is due;

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ii. The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days (which, notwithstanding the foregoing, shall constitute an immediate Event of Default if such proceeding is commenced voluntarily by the Company or any Subsidiary of the Company); or the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered (which, for the avoidance of doubt, shall constitute an immediate Event of Default); or the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty-one (61) days; or the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors (which, for the avoidance of doubt, shall constitute an immediate Event of Default); or the Company or any Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

iii. The Company or any Subsidiary of the Company shall default beyond applicable grace and cure periods, in any of its obligations under any debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness becomes or is declared due and payable;

iv. A final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

v. The Common Shares shall cease to be quoted or listed for trading, as applicable, on any Primary Market for a period of three (3) consecutive Trading Days;

vi. The Company or any Subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (13)) unless in connection with such Change of Control Transaction this Note is retired (including, without limitation, by way of the Note being fully paid off, discharged, or canceled in accordance with the terms and conditions hereof);

vii. The Company’s (A) failure to deliver the required number of Common Shares to the Holder within one (1) Trading Day after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of the Note, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Note into Common Shares that is tendered in accordance with the provisions of the Note;

viii. The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

ix. The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

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x. Any material representation or warranty made or deemed to be made by or on behalf of the Company in or in connection with any Transaction Document, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

xi. The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

xii. Any Event of Default (as defined in the Other Notes or in any Transaction Document other than this Note) occurs with respect to any Other Notes, or any other debenture, note, or instrument held by the Holder in the Company or any agreement between or among the Company and the Holder; or

xiii. The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be covered by Section (2)(a)(i) through (2)(a)(xii) hereof) or any other Transaction Document, which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

b. During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The occurrence of any Event of Default shall be an automatic Prepayment Notice in accordance with the terms of Section 1(d) hereof. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Note in accordance with Section (3) (and subject to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii)) at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. CONVERSION OF NOTE. This Note shall be convertible into shares of the Company’s Common Shares, on the terms and conditions set forth in this Section (3).

a. Conversion Right. Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Common Shares in accordance with Section (3)(b), at the Conversion Price. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a share of Common Shares upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Shares, the Company shall round such fraction of a share of Common Shares up or down to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

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b. Mechanics of Conversion.

i. Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall, if legends are not required to be placed on certificates of Common Shares, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares upon the transmission of a Conversion Notice. The Company covenants that for so long as any amounts are outstanding under this Note or any Other Note, it shall engage a Transfer Agent that is participating in the DTC’s Fast Automated Securities Transfer Program.

ii. Company’s Failure to Timely Convert. If within two (2) Trading Days after the Company’s receipt of an email copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Common Shares to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate but the applicable Conversion Amount shall be deemed repaid, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Price on the Conversion Date.

iii. Book Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

c. Limitations on Conversions.

i. Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Common Shares outstanding immediately after giving effect to such conversion or receipt of shares as payment of interest (the “Ownership Limit”). Since the Holder will not be obligated to report to the Company the number of Common Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Common Shares in excess of the Ownership Limit without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder; provided, however, that the Ownership Limit may be waived by the Holder upon not less than 65 days prior notice to the Company, and provided further that the Ownership Limit may be increased to up to 9.99% by the Holder in the Holder’s sole discretion upon not less than 65 days prior notice to the Company. If the Holder has delivered a Conversion Notice for a Principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

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ii. Primary Market Limitation. Notwithstanding anything in this Note to the contrary, the Company shall not issue any Common Shares upon conversion of this Note, if the issuance of such Common Shares, together with any Common Shares issued in connection with the SEPA and with any other related transactions that may be considered part of the same series of transactions, would exceed the Exchange Cap (as defined in the SEPA) , except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules of the Nasdaq Stock Market LLC (the “Nasdaq”). Any failure by the Company to issue shares as a result of the limitations imposed by this Section 3(c) shall in no way be considered (i) a breach or default of any provision of this Note or (ii) an Event of Default.

d. Other Provisions.

i. All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

ii. So long as this Note or any Other Notes remain outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed its transfer agent to irrevocably reserve, the maximum number of Common Shares issuable upon conversion of this Note and the Other Notes (assuming for purposes hereof that (x) this Note and such Other Notes are convertible at the Floor Price as of the date of determination, (y) any such conversion shall not take into account any limitations on the conversion of the Note or Other Notes set forth herein or therein (the “Required Reserve Amount”), provided that at no time shall the number of Common Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than proportionally with respect to all Common Shares in connection with any conversion (other than pursuant to the conversion of this Note and the Other Notes in accordance with their terms) and/or cancellation, or reverse stock split. The Company covenants that, upon issuance in accordance with conversion of this Note in accordance with its terms, the Common Shares, when issued, will be validly issued, fully paid and nonassessable. The Company further covenants that, for so long as this Note or any Other Notes remain outstanding, if the Required Reserve Amount shall become insufficient for purposes of this Section 3, the Company shall promptly take all such steps necessary to authorize an increase in the authorized capital stock of the Company.

iii. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates or issue book entries representing Common Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv. Legal Opinions. The Company is obligated to cause its legal counsel to deliver legal opinions to the Company’s transfer agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof, subject to the delivery by the Holder of customary certifications and other documentation. To the extent that a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with sale or transfer of Underlying Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

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e. Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company, at any time while this Note is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Shares or any other equity or equity equivalent securities payable in Common Shares, (b) subdivide outstanding Common Shares into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding Common Shares into a smaller number of shares, or (d) issue by reclassification of Common Shares any shares of capital stock of the Company, then each of the Fixed Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Common Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

f. Adjustment of Conversion Price upon Issuance of Common Shares. If the Company, at any time while this Note is outstanding, issues or sells any Common Shares, Convertible Securities or any combination of Common Shares and Convertible Securities (other than shares issued or sold by the Company in connection with the SEPA and this Note), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price; provided, however, that where the Dilutive Issuance includes Convertible Securities other than equity or equity equivalent securities of the Company, the New Issuance Price shall be reduced by the fair market value of such Convertible Securities. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with the SEPA and this Note) or amends the terms of any Convertible Securities outstanding on the date of this Note and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities.

g. Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Common Shares are entitled to receive securities or other assets with respect to or in exchange for Common Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the Common Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Common Shares had such Common Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Common Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Common Shares) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

h. Whenever the Conversion Price is adjusted pursuant to Section (3) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

i. In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person not affiliated with the Company, or (2) sale by the Company or any Subsidiary of the Company of all or substantially all of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (3)(b), (B) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Common Shares into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Note with a Principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Note was issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Common Shares would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

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4. REISSUANCE OF THIS NOTE.

a. Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section (3)(b) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

b. Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (4)(d)) representing the outstanding Principal.

c. Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

d. Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

5. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	AMC Robotics Corp.

12 East 49th Street, Suite 1805

New York, New York 10017

Attn: Min Ma

Email: minma@amcx.ai

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With a copy (which shall not constitute notice) to:	Graubard Miller

405 Lexington Avenue, 44th Floor New York, New York 10174
Attn: Jeffrey M. Gallant; Eric T. Schwartz

Email: jgallant@graubard.com; eschwartz@graubard.com

If to Holder:	Ayame Asset Holdings LLC

885 Third Avenue

Suite 2600B

New York, NY 10022

Attn: Frederick Vincent Fortmiller, Jr.

Email: research@harraden.com

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

6. Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note and any Other Notes are outstanding, the Company shall not and shall cause their Subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities; (iii) enter into any agreement for any other indebtedness that shall be senior to or rank pari passu with the Note or any Other Notes; (iv) enter into any agreement with respect to any of the foregoing; or (v) enter into any agreement, arrangement or transaction in or of which the terms thereof would materially restrict, materially delay, conflict with or materially impair the ability of the Company to perform its obligations under the this Note, including, without limitation, the obligation of the Company to make cash payments hereunder. As long as this Note and any Other Notes are outstanding, the Company shall not and shall cause their Subsidiaries not to, without the consent of the Holder, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness (other than indebtedness evidenced by this Note and Other Notes) unless the Company and its Subsidiaries, as applicable, arranges for a mandatory prepayment of fifty percent (50%) of this Note and any Other Notes then outstanding from the net proceeds of any such indebtedness.

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7. This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Common Shares in accordance with the terms hereof.

8. CHOICE OF LAW; VENUE; WAIVER OF JURY TRIAL.

a. Governing Law. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of New York (the “Governing Jurisdiction”) (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), including all matters of construction, validity and performance.

b. Jurisdiction; Venue; Service.

i. The Company hereby irrevocably consents to the non-exclusive personal jurisdiction of the state courts of the Governing Jurisdiction and, if a basis for federal jurisdiction exists, the non-exclusive personal jurisdiction of any United States District Court for the Governing Jurisdiction.

ii. The Company agrees that venue shall be proper in any court of the Governing Jurisdiction selected by the Holder or, if a basis for federal jurisdiction exists, in any United States District Court in the Governing Jurisdiction. The Company waives any right to object to the maintenance of any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any of the state or federal courts of the Governing Jurisdiction on the basis of improper venue or inconvenience of forum.

iii. Any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, brought by the Company against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, shall be brought in a court only in the Governing Jurisdiction. The Company shall not file any counterclaim against the Holder in any suit, claim, action, litigation or proceeding brought by the Holder against the Company in a jurisdiction outside of the Governing Jurisdiction unless under the rules of the court in which the Holder brought such suit, claim, action, litigation or proceeding the counterclaim is mandatory, and not permissive, and would be considered waived unless filed as a counterclaim in the suit, claim, action, litigation or proceeding instituted by the Holder against the Company. The Company agrees that any forum outside the Governing Jurisdiction is an inconvenient forum and that any suit, claim, action, litigation or proceeding brought by the Company against the Holder in any court outside the Governing Jurisdiction should be dismissed or transferred to a court located in the Governing Jurisdiction. Furthermore, the Company irrevocably and unconditionally agrees that it will not bring or commence any suit, claim, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Holder arising out of or based upon this Note or any matter relating to this Note, or any other Transaction Document, or any contemplated transaction, in any forum other than the courts of the State of New York sitting in New York County, and the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such suit, claim, action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable law, in such federal court. The Company and the Holder agree that a final judgment in any such suit, claim, action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

iv. The Company and the Holder irrevocably consent to the service of process out of any of the aforementioned courts in any such suit, claim, action, litigation or proceeding by the mailing of copies thereof by registered or certified mail postage prepaid, to it at the address provided for notices in this Note, such service to become effective thirty (30) days after the date of mailing.

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v. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Company or any other Person in the Governing Jurisdiction or in any other jurisdiction.

c. THE PARTIES MUTUALLY WAIVE ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS OF ANY KIND ARISING OUT OF OR BASED UPON THIS NOTE OR ANY MATTER RELATING TO THIS NOTE, OR ANY OTHER TRANSACTION DOCUMENT, OR ANY CONTEMPLATED TRANSACTION. THE PARTIES ACKNOWLEDGE THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT THE PARTIES EACH MAKE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH COUNSEL OF THEIR RESPECTIVE CHOICE. THE PARTIES AGREE THAT ALL SUCH CLAIMS SHALL BE TRIED BEFORE A JUDGE OF A COURT HAVING JURISDICTION, WITHOUT A JURY.

9. If the Company fails to materially comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder provided that Holder shall not have been responsible in any way for the Company’s noncompliance.

10. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

11. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

12. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

a. “Amortization Event” shall mean (i) the daily VWAP is less than the Floor Price then in effect for five Trading Days during a period of seven consecutive Trading Days (a “Floor Price Event”), or (ii) unless the Company has obtained the approval from its stockholders in accordance with the rules of the Primary Market for the issuance of Common Shares pursuant to the transactions contemplated in this Note and the SEPA in excess of the Exchange Cap, the Company has issued in excess of 95% of the Common Shares available under the Exchange Cap (an “Exchange Cap Event”), or (iii) the Company is in material breach of the Registration Rights Agreement, and such breach remains uncured for a period of 10 consecutive Trading Days, or (iv) the Holder is unable to use the Registration Statement to resell the Registrable Securities (as defined in the Registration Rights Agreement) for 10 consecutive Trading Days, or (v) receipt by the Company of any Primary Market notice of non-compliance with the applicable continuing listing standards, which is not cured within 30 calendar days, or (vi) any delisting determination by the staff of the Primary Market or adverse hearing panel decision, or (vii) any limitation or suspension of trading in the Common Shares for 3 consecutive Trading Days, or (viii) imposition of any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book entry services by DTC with respect to the Common Shares that is continuing, or the Company has received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated, or (ix) the occurrence of an Event (as defined in the Registration Rights Agreement) (a “Registration Event”), or (x) the occurrence of an Amortization Event under the terms and conditions of Section 7.12 of the SEPA (the last such day of each such occurrence, a “Amortization Event Date”).

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b. “Amortization Principal Amount” shall have the meaning set forth in Section (1)(c).

c. “Applicable Price” shall have the meaning set forth in Section (3)(f).

d. “Bloomberg” means Bloomberg Financial Markets.

e. “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

f. “Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

g. “Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

h. “Calendar Month” means one of the months as named in the calendar.

i. “Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned Subsidiary shall be deemed a Change of Control Transaction under this provision.

j. “Closing Price” means the price per share in the last reported trade of the Common Shares on a Primary Market or on the exchange which the Common Shares are then listed as quoted by Bloomberg.

k. “Commission” mean the Securities and Exchange Commission.

l. “Common Shares” means the shares of Common Stock, par value $0.0001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

m. “Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

n. “Conversion Date” shall have the meaning set forth in Section (3)(b)(i).

o. “Conversion Failure” shall have the meaning set forth in Section (3)(b)(ii).

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p. “Conversion Notice” shall have the meaning set forth in Section (3)(b)(i).

q. “Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $4.017 per Common Share (the “Fixed Price”), or (ii) 92% of the lowest daily VWAP during the 5 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”), but which Variable Price shall not be lower than the Floor Price then in effect. On the date that is 20 Trading Days following the issuance date of the Note issued in connection with the First Pre-Paid Advance (the “Fixed Price Reset Date”), the Fixed Price shall be adjusted (downwards only) to equal the average VWAP for the 3 Trading Days immediately prior to the Fixed Price Reset Date. The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.

r. “Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

s. “Dilutive Issuance” shall have the meaning set forth in Section (3)(f).

t. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

u. “Floor Price” solely with respect to the Variable Price, shall mean the lower of (i) $1.00 per Common Share or (ii) 20% of the VWAP of the Common Shares immediately prior to the effectiveness of the Registration Statement; provided, however, that the Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the 3 Trading Days immediately prior to the 20 Trading Day anniversary of the Second Pre-Advance Closing (as defined in the SEPA). Notwithstanding the foregoing, the Company may reduce the Floor Price to any amount set forth in a written notice to the Holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

v. “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Shares or any compulsory share exchange pursuant to which the Common Shares is effectively converted into or exchanged for other securities, cash or property.

w. “New Issuance Price” shall have the meaning set forth in Section (3)(f).

x. “Other Notes” means any other notes issued pursuant to the SEPA and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

y. “Payment Premium” means 5.00% of the Principal amount being paid.

z. “Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations (including, without limitation, Regulation S-K), including annual reports (on Form 10-K), quarterly reports (on Form 10-Q), and current reports (on Form 8-K), for so long as any amounts are outstanding under this Note or any Other Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

aa. “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

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bb. “Primary Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

cc. “Registration Rights Agreement” means the registration rights agreement entered into between the Company and the Holder on the date hereof.

dd. “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a “selling stockholder” thereunder.

ee. “Required Holders” means the Holders of more than fifty percent (50%) in the aggregate Principal amount of the then-outstanding Note and Other Notes.

ff. Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

gg. “Share Delivery Date” shall have the meaning set forth in Section (3)(b)(i).

hh. “Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

ii. “Trading Day” means a day on which the Common Shares are quoted or traded on a Primary Market on which the Common Shares are then quoted or listed; provided, that in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

jj. “Transaction Document” means, each of, the Other Notes, the SEPA, the Registration Rights Agreement and any and all documents, agreements, instruments or other items executed or delivered in connection with any of the foregoing.

kk. “Underlying Shares” means the Common Shares issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

ll. “VWAP” means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Primary Market during regular trading hours as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:

AMC ROBOTICS CORP.

By:	/s/
Name:
Title:

15

EXHIBIT I

CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: AMC ROBOTICS CORP.

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Note No. AMCI-_____ into Common Shares of AMC ROBOTICS CORP., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Principal Amount to be Converted:

Accrued Interest to be Converted:

Total Conversion Amount to be converted:

Fixed Price:

Variable Price:

Applicable Conversion Price:

Number of Common Shares to be issued:

Please issue the Common Shares in the following name and deliver them to the following account:

Issue to:

Broker DTC Participant Code:

Account Number:

Authorized Signature:

Name:

Title:

16

Exhibit 99.1

AMC Robotics Enters into Standby Equity Purchase Agreement to Provide up to $50 Million of Funding to Accelerate Commissioning of Its Robotic Manufacturing Facility

NEW YORK – September 18, 2026 – AMC Robotics Corporation (Nasdaq: AMCI) (“AMC Robotics” or the “Company”), an AI-driven robotics solutions provider, today announced it has entered into a $50 million standby equity purchase agreement (the “Agreement”). In connection with the Agreement, an institutional investor (the “Investor”) loaned the Company $3.88 million in exchange for convertible promissory notes (the “Notes”), to be funded in two tranches, subject to certain conditions. The net proceeds received under the terms of the Agreement are expected to fund the buildout and production line commissioning of the Company’s robotic manufacturing facility, targeted for completion by November 2026.

Pursuant to the Agreement, the Company has the right, but not the obligation, to issue and sell up to $50 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain conditions, including that a registration statement covering the resale of the Common Stock be filed and declared effective by the Securities and Exchange Commission (“SEC”). The Company cannot draw on the funds available under the Agreement, and the Common Stock may not be sold nor may offers to buy be accepted, prior to the time that the registration statement covering the resale of the Common Stock is declared effective by the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The Notes will mature one year after the issuance date and may be repaid by issuing shares to the Investor at the lower of (i) $4.017 per share (the “Fixed Price”), or (ii) 92% of the lowest daily VWAP during the 5 consecutive trading days immediately preceding the payment date or other date of determination. The Company, in its sole discretion, has the right to prepay the Investor in cash, in whole or in part, any outstanding principal amount under the Notes prior to the Maturity Date, an amount equal to the amount being prepaid plus a prepayment premium equal to 6% of the outstanding principal amount being prepaid. While any amount remains outstanding under the Notes, Company-initiated advances are generally limited except if certain conditions are met under the Agreement, and the Investor may, in its sole discretion, deliver a notice requiring the Company to issue and sell Common Stock to the Investor in an amount up to, but not exceeding, the outstanding balance of the Notes. The Notes contain standard and customary terms and conditions for transactions of similar nature.

Sean Da, AMC Robotics’ Chief Executive Officer, stated, “The standby equity purchase agreement gives AMCI additional means and flexibility to raise capital on company-friendly terms, and represents an attractive cost of capital. Additionally, we expect that the advance through the issuance of the Notes will allow us to start production at our robotic manufacturing facility ahead of our original schedule. We now believe we are well-situated to raise capital in a cost-effective and accretive manner to penetrate the warehouse and industrial robotics market.”

For additional information about the transactions described in this press release, see the Company’s Current Report on Form 8-K, which will be filed promptly following the issuance of this press release and which can be obtained, without charge, at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

About AMC Robotics Corporation

AMC Robotics (Nasdaq: AMCI) is an AI-driven robotics company focused on developing intelligent, scalable hardware and software solutions. The Company’s quadruped robotic platform, Kyro™, enables industries to automate inspection, security, and operational tasks through autonomous mobility and AI-powered perception and its warehouse logistics sorting robot, NovaArm™ is designed to enhance operational efficiency, improve sorting accuracy, and reduce labor costs for warehouses and distribution centers, addressing the accelerating demand for automation across the U.S. logistics sector.

For more information, please visit www.amcx.ai.

Investors and Media Contact

Susan Xu

Alliance Advisors IR

E: AMCRoboticsIR@allianceadvisors.com

Cautionary Note Regarding Forward Looking Statements

This press release may contain statements that constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, and the effects of regulation. These forward-looking statements are based on the Company’s management’s current expectations, projections, and beliefs, as well as a number of assumptions concerning future events. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions, or results, and involve a number of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including statements regarding the management’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the anticipated use of proceeds received under the terms of the Agreement . These risks, uncertainties, assumptions, and other important factors include, but are not limited to: (a) challenges in opening operations in new jurisdictions, including but not limited to compliance with local ordinances, obtaining any necessary permits and regulatory oversight; (b) the ability to recognize the anticipated benefits of the new operations; (c) the outcome of any legal proceedings that may be instituted against the Company; (d) the ability to continue to meet the applicable stock exchange listing standards; (e) the ability to recognize the anticipated benefits of the transaction with AlphaVest, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (f) changes in applicable laws or regulations, including legal or regulatory developments (including, without limitation, accounting considerations); (g) the possibility that AMC Robotics may be adversely affected by other economic, business, and/or competitive factors; (h) AMC Robotics’ estimates of expenses and profitability; (i) AMC Robotics’ ability to satisfy the conditions precedent to the use of the funds available under the terms of the Agreement on a timely basis, if at all; (j) buildout and production line commissioning of the Company’s robotic manufacturing facility and the corresponding target completion date; and (k) other risks and uncertainties indicated under “Risk Factors” contained in AMC Robotics’ Annual Report on Form 10-K for the year ended December 31, 2025 and other documents filed or to be filed with the SEC by AMC Robotics. Copies are available on the SEC’s website, www.sec.gov. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

The Company assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that it will achieve its expectations.